Exhibit 99.5

CONSENT OF PETER J. SACRIPANTI

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of LogMeIn, Inc. (“LMI”), and any amendments thereto, as a person to become a member of LMI’s board of directors pursuant to the terms of the Agreement and Plan of Merger, dated as of July 26, 2016, among LMI, Citrix Systems, Inc., GetGo, Inc. and Lithium Merger Sub, Inc., and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: September 12, 2016

/s/ Peter J. Sacripanti
Peter J. Sacripanti